Exhibit 10.1
AMENDMENT TO THE F.N.B. CORPORATION
RESTRICTED STOCK AGREEMENT
DATED JULY 18, 2007
(2001 Incentive Plan)
This Amendment to the Restricted Stock Agreement ( “Amended Agreement”) is made and entered into as of January 20, 2010 between F.N.B. Corporation, a Florida corporation (the “Company”), and ____________(the “Employee”).
WITNESSETH:
WHEREAS, on July 18, 2007 the Company and Employee entered into a Restricted Stock Agreement (the “Agreement”) in connection with the grant of _________ shares of the Company’s Common Stock, par value $.01 per share (the “Shares”) to Employee.
WHEREAS, the terms of the Agreement provided that all of the shares will fully vest on January 16, 2011 (“Vesting Date”) if the Company’s return on average tangible equity performance during the calendar year beginning on January 1, 2007 and ending on December 31, 2010 (the “Performance Period”) is within the Top Quartile of the financial performance of certain peer financial institutions.
WHEREAS, the Agreement provides that the Company’s return on average equity for the Performance Period be within the Top Quartile as measured in comparison to the financial performance of the Company’s peer group return on average tangible equity performance for the twelve month period beginning on October 1, 2006 and ending on September 30, 2010.
WHEREAS, in view of significant economic circumstances which have adversely impacted the banking and financial sectors of the United States economy the Company’s Compensation Committee desires to modify the Agreement in order to align the Company’s and the peer group Performance Periods and change the date on which the Shares awarded under the Agreements either vest or lapse.
WHEREAS, the Company’s Compensation Committee desires to amend the Agreement to change the vesting or lapse date to March 1, 2011 and to align the Performance Period for the Company and the peer financial institutions so that both Performance Periods begin on January 1, 2007 and end on December 31, 2010.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each of the parties covenants and agrees as follows:

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Section 1(a)	Amendment
The Agreement between the Company and the Employee is hereby amended as set forth below:
Effective February 1, 2010 Section 2(a)(i) and (ii) of the Agreement is amended in their entirety to read as follows:
2.	Terms and Conditions. The award of Shares to the Employee is subject to the following terms and conditions.
(a)	Vesting and Forfeiture
The Employee’s right to the Shares will vest subject to the following terms and conditions:
(i)	Performance Restricted Stock Award Vesting. The Employee’s right to the Shares will vest (together with all dividends and/or shares purchased on account of such Shares under the Company Dividend Reinvestment and Voluntary Stock Purchase Plan (“DRP”)) and the Shares will become freely transferable on March 1, 2011 (the “Vesting Date”), if during the four (4) year period beginning on January 1, 2007, and ending on December 31, 2010, (the “Performance Period”), the Company’s average return on average tangible equity (“Average ROATE”) is within the Top Quartile of peer financial institutions as described in Section 2(a)(ii) herein, and the Employee has remained continuously employed by the Company, the Bank or any of its non-Bank Affiliates, from the Award Date through the Vesting Date (the “Vesting Period”), or on an earlier date in the event of a “Change in Control” or “Termination of Employment” in accordance with Section 2(a)(iii) and Section 2(b) herein, respectively.

(ii)	Performance Goal. For purposes of this Agreement the calculation of the Company’s Average ROATE for the Performance Period shall be computed by taking the Company’s average net income during the Performance Period, adjusted for the average after-tax effect of the amortization of the Company’s acquisition related intangible assets during the Performance Period, divided by the Company’s average shareholders’ equity during the Performance Period minus the Company’s acquisition related average intangible assets during the Performance Period. Also, for purposes of this Agreement the term “Top Quartile” shall mean that the Company’s Average ROATE during the Performance Period meets or exceeds the 75th percentile of the Average ROATE of surviving financial institutions for the forty-eight (48) month period beginning on

January 1, 2007 and ending on December 31, 2010, from the list of surviving peer financial institutions and bank holding companies identified in Schedule 1 attached hereto, as approved by the Committee at a meeting held on January 24, 2007 (“Average ROATE Performance Goal”).

Section 2.	Miscellaneous
(a)	Except as modified by this Amended Agreement, all terms, conditions, covenants, rights and remedies contained in the Agreement and any documents executed in connection therewith shall remain in full force and effect and continue to remain valid and enforceable.

(b)	This Amended Agreement represents the entire contract between the parties and no waiver, change, or modification of any part hereof shall be binding on either party unless in writing and signed by both parties.
IN WITNESS WHEREOF, the Company has caused this Amendment to the July 18, 2007 F.N.B. Corporation Restricted Stock Agreement between Employee and Company, to be executed in its name and on its behalf, effective as of the date provided herein.

EMPLOYEE	F.N.B. CORPORATION

Consented to and acknowledged by	BY:

Date:

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